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                                                               Exhibit 23.1



             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
             ----------------------------------------------------

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of USA Networks, Inc. pertaining to the Ticketmaster Stock Plan (as amended and restated), the Amended and Restated Savoy Pictures Entertainment, Inc. Stock Option Plan, the Savoy Pictures Entertainment, Inc. 1995 Stock Option Plan, the Home Shopping Network, Inc. 1996 Stock Option Plan for Employees, the Home Shopping Network, Inc. 1996 Stock Option Plan for Outside Directors, the Home Shopping Network, Inc. 1986 Stock Option Plan for Employees, the Home Shopping Network, Inc. 1986 Stock Option Plan for Outside Directors, HSN, Inc. 1997 Stock and Annual Incentive Plan, the HSN, Inc. Retirement Savings Plan, the Ticketmaster Stock Plan, and the Ticketmaster Group, Inc. Stock Option Agreement of our report dated
January 26, 2000 relating to the financial statements of Precision Response Corporation, which appears in the Current Report on Form 8-K of USA Networks, Inc. dated March 23, 2000.

                                           PricewaterhouseCoopers LLP

Miami, Florida
March 23, 2000